ELTIP Impala; 2-Year RSU
EXHIBIT 10(i)(3)

AGREEMENT PURSUANT TO
XEROX HOLDINGS CORPORATION
2024 EQUITY AND PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Holdings Corporation, a New York corporation (the “Company”), dated ###GRANT_DATE###, (the “Grant Date”) in favor of ###PARTICIPANT_NAME### (“Employee”), who is an employee of the Company or of a subsidiary or affiliate thereof (collectively, the “Employer”).
In accordance with the provisions of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS
1.Award of Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company hereby awards to Employee, as of the Grant Date, ###TOTAL_AWARDS### Restricted Stock Units (each an “RSU” and collectively, “RSUs”). Notwithstanding anything herein to the contrary, only an active employee, a Non-Employee Director of the Company or an employee on Short-Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (in each case, pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the Grant Date is eligible to receive this award. The RSUs represent an unfunded, unsecured right to receive shares of Common Stock of the Company, subject to all terms and conditions of the Plan and this Agreement.
TERMS OF THE RESTRICTED STOCK UNITS
2.Award Summary. As of VESTING DATE (the “Vesting Date”), Employee shall become entitled to a number of shares of Common Stock equal to the number of RSUs awarded in Paragraph 1 above,
Upon the occurrence of an event constituting a Change in Control, all RSUs and dividend equivalents on such shares that are outstanding on such date shall be treated pursuant to the terms set forth in the Plan. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
3.Dividend Equivalents. On the Vesting Date (or upon termination of employment for any of the reasons enumerated in Paragraph 8(b) of this Agreement, as applicable (“Termination Date”)) Employee shall become entitled to receive from the Company a cash payment equaling the same amount that the holder of record of a number of shares of Common Stock equal to the number of RSUs that are vested and payable on such Vesting Date or Termination Date would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on such Vesting Date or Termination Date. Payments under this Paragraph shall be net of any required withholding taxes. Notwithstanding anything herein to the contrary, for any employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the dividend equivalents, and such subsidiary or affiliate has determined, with the approval of the Executive Vice President, Chief Transformation & Administrative Officer of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such dividend equivalents, the Employee will not be entitled to receive such dividend equivalents.
OTHER TERMS
4.Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to Employee in writing.
5.Holding Requirements. The Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the RSUs (net of withholding tax and any applicable fees) until ownership guidelines are met under Paragraph 4 hereof, subject to any ownership and holding requirements policies established by the

Committee from time to time. Such shares shall be held in the Employee’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Employee’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.
If employment terminates due to the death of the Employee, such holding requirements shall cease at the date of death. If the Employee is a Corporate officer of the Company and terminates for any other reason, the holding requirement will be applicable for a six-month period for the CEO, and a three-month period for all other officers, following termination.
6.Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
7.Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
8.Effect of Termination of Employment or Death.
(a)Voluntary Termination; Involuntary Termination for Cause. If Employee voluntarily ceases employment with the Employer for any reason except Retirement (as defined below) or a reduction in the workforce, or if Employee’s employment with the Employer is involuntarily terminated for Cause (as defined below), any RSUs that have not vested in accordance with Paragraph 2 shall be cancelled on the date of such termination of employment.
(b)If the Employee involuntarily ceases to be an Employee of the Employer for any reason (including Disability as defined below), other than death or for Cause, or voluntarily ceases to be an Employee of the Employer due to a reduction in workforce, 100% of the RSUs shall vest effective the date of Employee’s termination of employment and such vested portion shall be payable to the Employee as soon as practicable following such termination of employment. Application of this Paragraph 8(b) may, at the discretion of the Company, be contingent upon Employee executing a general release and/or an agreement with respect to non-engagement in detrimental activity, each in a form acceptable to the Company.
(c)Death If the Employee ceases to be an Employee of the Employer by reason of death, 100% of the RSUs pursuant to this grant shall vest on the date of death and the certificates for shares shall be delivered in accordance with Paragraph 7 to the personal representatives, heirs or legatees of the deceased Employee.
(d)Certain Definitions. The following definitions shall apply for purposes of this Paragraph 8:
(i)Cause. “Cause” shall mean (A) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (B) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (C) failure to fulfill the essential responsibilities of Employee’s role (D) rendering services to a firm which engages, or is engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (E) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (F) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(ii)Disability. Employee shall be deemed involuntarily to cease employment with the Employer by reason of “Disability” when Employee has received maximum coverage under an Employer-provided short-term disability plan.
(iii)Retirement. “Retirement” shall mean a termination of employment with retirement status as determined by the Employer, provided that for a U.S. employee, retirement shall mean only a termination of employment with the Employer after attaining age 55 and 10 years of service with the Employer or age 60 and 5 years of service with the Employer.
(e)Salary Continuance. For purposes of determining the number of RSUs that are vested under this Agreement, the number of full months during which the Employee has been continually employed since the Grant Date shall not include any period of Salary Continuance, unless otherwise determined by the Committee or its authorized delegate at its discretion pursuant to Section 23(a)(ii) of the Plan.
(f)Effect of Releases. Payment will be made as soon as practicable (but not later than 70 days) after the designated payment date except that if the timing of any payment is contingent on employee action, such as execution of a release of claims or agreement, and the specified payment period straddles two calendar years, payment will be made on the second such calendar year.
9.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the RSUs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of RSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the RSUs.
10.Responsibility for Taxes. Any payment or release of shares pursuant to this Agreement is subject to applicable tax withholding. No fractional shares shall be issued as a result of such tax withholding; instead, the equivalent of any fractional share amount shall be applied to amounts withheld for taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.
11.Nature of Award. In accepting the award, Employee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the RSUs are subject to modification and adjustment under Section 6(b) of the Plan.
(b)the award of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
(c)all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(d)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the RSU award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(e)Employee is voluntarily participating in the Plan;
(f)the RSUs and the shares of Common Stock subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;
(g)the RSUs and the shares of Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;
(h)the RSUs and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)in consideration of the award of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and
(k)subject to the provisions in the Plan regarding Change in Control, RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

14.Subsidiary. As used herein the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the Grant Date.
15.Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.
16.Recoupments.
(a)If an Employee or former Employee of the Employer is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control, to have engaged in detrimental activity against the Employer, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:
(i)violating terms of a non-compete agreement with the Employer, if any;
(ii)disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii)violating any rules, policies, procedures or guidelines of the Employer;
(iv)directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v)directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi)engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(b)If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, provided under this Agreement to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.
17.Cancellation and Rescission of Award. Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:
(a)An Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)An Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, the Employer does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

(c)An Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)If an Employee or former Employee of the Employer is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control to have failed to comply with any of the provisions of this Paragraph 17, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such failure to comply may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.
18.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, CT 06851-1056, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
19.Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any Employee who fails to comply with the Company’s acceptance requirement within six months of the Grant Date.
21.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
22.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 7 to the personal representatives, legatees and heirs of the Employee.
23.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.
This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.
24.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
25.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
26.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the RSU award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
27.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the RSUs and on any shares of

Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX HOLDINGS CORPORATION

By:
Corporate Secretary